Exhibit 99.1

FOR IMMEDIATE RELEASE

April 25, 2007

Contacts:         Melanie J. Dressel, President and

Chief Executive Officer

(253) 305-1911

Gary R. Schminkey, Executive Vice President

and Chief Financial Officer

(253) 305-1966

COLUMBIA BANKING SYSTEM ANNOUNCES

FIRST QUARTER 2007 EARNINGS

1st QUARTER 2007 HIGHLIGHTS

•	Earnings of $7.3 million, compared to $8.2 million for the 1st quarter 2006

•	Diluted earnings per share of $0.45 from $0.51 for the 1st quarter 2006

•	Total loans were $1.83 billion, an increase of $239 million, or 15% year over year, and $125 million, or 7%, from December 31, 2006

•	Total assets were $2.68 billion, an increase of 5% from December 31, 2006

•	Stable core deposit ratio of 73%

•	Net interest margin decreased to 4.37% from 4.65% in the 1st quarter of 2006 and from 4.43% in the 4th quarter of 2006

•	Credit quality metrics remain solid; non-performing assets to total assets at a historical low of 0.13%

•	Entered into definitive merger agreements with Mountain Bank Holding Company and Town Center Bancorp

•	New Bellevue branch to open May, 2007

TACOMA, Washington—Columbia Banking System, Inc. (“Columbia”; NASDAQ: COLB) today announced earnings for the first quarter 2007 of $7.3 million, or $0.45 per diluted share, compared to net income of $8.2 million, or $0.51 per diluted share for the first quarter of 2006. The decrease in earnings is primarily due to compression of the net interest margin, as well as the costs associated with the hiring of new banking teams, who are expected to enhance loan and deposit growth. The compression of the net interest margin resulted from an increasing reliance on higher cost deposits and borrowings to fund loan growth.

Melanie J. Dressel, President and Chief Executive Officer, commented, “There were two major factors that impacted our earnings for the first quarter. We face the same economic headwinds of the banking industry as a whole in the growing competition for low cost deposits, resulting in net interest margin compression. Due to our mix of core deposits and loans that are tied to short-term indices, such as the prime rate, we have been successful in delaying the full impact of margin compression, although we are now beginning to feel some of its effects.

Ms. Dressel continued, “In addition, we recently made an investment in high quality, very experienced commercial and builder banking teams based in King County. These teams were solid contributors to the substantial growth in loans, particularly during the latter part of the quarter. While we have incurred the expense to generate the new loans, including an appropriate provision for loan losses, we have not yet realized their full quarter earnings benefit. . Although we expect loan growth to moderate in upcoming quarters, we are pleased that our loans ended the quarter at over $1.8 billion, an increase of $239 million, or 15% from first quarter 2006 and $125 million, or 7% from year-end 2006. We have maintained good asset quality, with a strong commercial business component, and a balanced portfolio which has given us the ability to consider new lending relationships based on their merits without the constraints created by excessive concentrations in any single category.”

Ms. Dressel continued, “Earnings growth remains a challenge in this unusual interest rate environment, with short-term interest rates higher than long-term interest rates. We expect this pressure on our earnings to continue as yields on earning assets remain flat and competition for deposits remain strong. Core deposit growth increased during the final month of the first quarter, and comprised a healthy 73% of total deposits, providing a stable source of funding at relatively low costs. We continue to focus our marketing initiatives on increasing core deposits through new customer acquisition, highlighting our breadth of products and services, staff expertise and customer service. Because of the challenging interest rate environment, it is incumbent upon us to balance expense control with well considered long-term investments in growth.”

At March 31, 2007, Columbia’s total assets were $2.68 billion, an increase of 9% from $2.46 billion at March 31, 2006, and 5% from $2.55 billion at December 31, 2006. Total loans were $1.83 billion at March 31, 2007, up 15% from $1.60 billion at March 31, 2006 and up 7% from $1.71 billion at year-end 2006. Total deposits were $2.1 billion at March 31, 2007, an increase of 5% from March 31, 2006, and 3% from December 31, 2006. Most of the growth occurred in core deposits, which were $1.52 billion at quarter-end 2007, up 4% from $1.46 billion at quarter-end 2006. Core deposits were 73% of total deposits at March 31, 2007.

Revenue (net interest income plus noninterest income) was $30.9 million, up 2% from $30.3 billion for the quarter ended March 31, 2006. Return on average assets and return on average equity for the first quarter 2007 were 1.14% and 11.52%, respectively, compared to 1.39% and 14.37%, respectively, for the first quarter of the prior year. The efficiency ratio increased to 63.39% at March 31, 2007, compared to 58.64% for the same period in 2006.

First Quarter 2007 Operating Results

Net Interest Income

Net interest income increased to $24.7 million, or $397,000, in the first quarter 2007 compared to the first quarter 2006, primarily due to loan growth. The Company’s net interest margin decreased to 4.37% in the first quarter 2006, compared with 4.65% in the first quarter 2006; deposit and borrowing costs increased faster than loan yields, adding to pressure on the net interest margin. Net interest income decreased six basis points at quarter-end 2007, from 4.43% during the 4th quarter of 2006. This was primarily due to rapid loan growth during the latter part of the first quarter 2007, while deposit growth lagged first quarter loan growth. This difference in loan and deposit growth was funded by higher cost borrowings.

Average interest-earning assets increased to $2.39 billion, or 9%, during the first quarter of 2007, compared with $2.19 billion at the end of the first quarter 2006. The yield on average interest-earning assets increased 52 basis points to 7.16% at March 31, 2007, from 6.64% at March 31, 2006. Average interest-bearing liabilities increased 12% to $1.89 billion from $1.69 billion last year. The cost of average interest-bearing liabilities increased 94 basis points to 3.53% in the first quarter of 2007, compared to 2.59% in the first quarter of 2006.

Noninterest income

Total noninterest income for the first quarter 2007 increased to $6.2 million, or 3%, from $6.0 million a year ago. The increase in noninterest income during the first quarter of 2007 as compared to first quarter 2006 was primarily due to increased service charges and other fees related to an increase in customer volume, partially offset by decreased merchant services fees. The Company expects a modest increase in noninterest income for the remainder of 2007.

Noninterest expense

Noninterest expense for the first quarter of 2007 was $20.4 million, an increase of 11% from $18.3 million for the same period in 2006. This increase was partly due to expenses that have historically been heavily weighted to the first quarter, such as increased compensation and employee benefits, occupancy expenses, and legal and professional services. The increase in compensation is primarily a result of the investment in additional bankers in the retail and lending areas. Legal and professional services were higher in the current quarter compared to the same period in 2006, primarily as a result of the recovery of previously incurred professional expenses received in the first quarter of last year.

The Company’s efficiency ratio was 63.39% for the first quarter 2007 compared with 58.64% for the same period in 2006. Melanie Dressel noted, “As discussed previously, we experienced seasonal expenses traditionally associated with the first quarter. We expect improvement in our efficiency ratio as we benefit from revenue increases associated with our new banking teams, and the resulting growth in loans and deposits.”

Nonperforming Assets and Loan Loss Provision

The Company made a provision for loan losses of $638,000 for the first quarter of 2007, compared with $215,000 for the first quarter of 2006, and $950,000 for the quarter ending December 31, 2006. The increase in the provision over the same period last year was primarily due to accelerating loan growth experienced during the current quarter compared to the same quarter last year. The provision decreased over the fourth quarter 2006 primarily due to a continuing decline in the level of non-performing assets and the low level of net loan charge offs for the period.

The allowance for loan and lease losses as a percentage of loans (excluding loans held for sale at each date) decreased to 1.14% at March 31, 2007 as compared to 1.18% at year-end 2006. For the quarters ended March 31, 2007 and 2006, net charge-offs amounted to $1,000 and $353,000, respectively.

Expansion Activity

In March, 2007, Columbia announced the signing of definitive merger agreements with Mountain Bank Holding Company (“MBHC”), headquartered in Enumclaw, Washington, and Town Center Bancorp (“TCB”), headquartered in Portland, Oregon. The boards of both companies unanimously approved the transactions, which are expected to close in the third quarter of this year following MBHC and TCB shareholder and regulatory approvals. Ms. Dressel commented, “We are very pleased that two well-run, profitable organizations with whom we have remarkable cultural similarities have agreed to join forces with us. This is a milestone in our strategy to become a Pacific Northwest regional community bank through a combination of de novo expansion and strategic acquisitions that will expand our geographic footprint, and more importantly, share our commitment to the best possible customer service.”

Columbia Bank will open a new full-service branch office in Bellevue in May, 2007. The Bellevue South branch is located along the Interstate 405 corridor with excellent freeway access, adjacent to the Bellevue Athletic Club. The previously announced Lacey Branch, which has been delayed by permitting issues, is currently under development and is slated to open in the fourth quarter, 2007.

Ms. Dressel noted, “We expect the second quarter roll-out of Daily Deposit, Columbia Bank’s remote deposit capture program, to enhance deposit growth. It gives us the ability to reach out to customers who may currently borrow from us, but do not yet have a deposit relationship with us.”

“We remain committed to growing our market share as a Pacific Northwest community bank,” Ms. Dressel continued. “Accordingly, we will continue to build on our proven strategy of investing in growth through hiring experienced bankers, opening new branches and acquiring well-run banking organizations that expand our footprint.”

Conference Call

Columbia will discuss the quarterly results on a conference call on Thursday, April 26, 2007 at 1:30 PDT. Interested investors, analysts, media representatives and the public are invited to listen to this discussion by calling 1-866-404-2271; Conference ID code 6348598. A conference call replay will be available from approximately 3:00 p.m. PST on April 26 through midnight PDT on Thursday, May 3, 2007. The conference call replay can be accessed by dialing 1-800-642-1687 and entering Conference ID code 6348598.

Columbia Banking System, Inc. is a Tacoma-based bank holding company whose wholly owned banking subsidiaries are Columbia Bank and Bank of Astoria. Columbia Bank is a Washington state-chartered full-service commercial bank with 35 banking offices in Pierce, King, Cowlitz, Kitsap and Thurston counties. Bank of Astoria, a federally insured commercial bank headquartered in Astoria, Oregon, operates four branches in Clatsop County: Astoria, Warrenton, Seaside and Cannon Beach; and one branch in Manzanita in Tillamook County. More information about Columbia can be found on its website at www.columbiabank.com.

###

Note Regarding Forward Looking Statements

This news release includes forward looking statements, which management believes are a benefit to shareholders. These forward looking statements describe Columbia’s management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of Columbia’s style of banking and the strength of the local economy. The words “will,” “believe,” “expect,” “should,” and “anticipate” and words of similar construction are intended in part to help identify forward looking statements. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in Columbia’s filings with the SEC, factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) local, national and international economic conditions are less favorable than expected or have a more direct and pronounced effect on Columbia than expected and adversely affect Columbia’s ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new branches are lower than expected; (4) costs or difficulties related to the integration of acquisitions are greater than expected; (5) competitive pressure among financial institutions increases significantly; (6) legislation or regulatory requirements or changes adversely affect the businesses in which Columbia is engaged.

FINANCIAL STATISTICS
Columbia Banking System, Inc.	Three Months Ended March 31,
Unaudited
(in thousands, except per share amounts)	2007	2006
Earnings
Net interest income	$24,703	$24,306
Provision for loan and lease losses	$638	$215
Noninterest income	$6,177	$5,973
Noninterest expense	$20,402	$18,340
Net income	$7,283	$8,188
Per Share
Net income (basic)	$0.45	$0.52
Net income (diluted)	$0.45	$0.51
Averages
Total assets	$2,586,025	$2,388,680
Interest-earning assets	$2,392,372	$2,190,872
Loans	$1,765,692	$1,567,615
Securities	$597,952	$619,428
Deposits	$2,001,136	$1,955,851
Core deposits	$1,444,210	$1,425,442
Shareholders’ Equity	$256,292	$231,080
Financial Ratios
Return on average assets	1.14%	1.39%
Return on average equity	11.52%	14.37%
Return on average tangible equity(1)	13.38%	17.00%
Average equity to average assets	9.91%	9.67%
Net interest margin	4.37%	4.65%
Efficiency ratio (tax equivalent) (2)	63.39%	58.64%
	March 31,		December 31,
	2007	2006	2006
Period end
Total assets	$2,676,204	$2,460,453	$2,553,131
Loans	$1,833,852	$1,595,262	$1,708,962
Allowance for loan and lease losses	$20,819	$20,691	$20,182
Securities	$599,306	$634,620	$605,133
Deposits	$2,081,026	$1,990,363	$2,023,351
Core deposits	$1,518,797	$1,455,390	$1,473,701
Shareholders’ equity	$261,329	$231,137	$252,347
Book value per share	$16.17	$14.47	$15.71
Tangible book value per share	$14.16	$12.41	$13.68
Nonperforming assets
Nonaccrual loans	$2,580	$5,115	$2,414
Restructured loans	806	1,146	1,066
Personal property owned	—	—	—
Other real estate owned	—	18	—

Total nonperforming assets	$3,386	$6,279	$3,480

Nonperforming loans to period-end loans	0.18%	0.39%	0.20%
Nonperforming assets to period-end assets	0.13%	0.26%	0.14%
Allowance for loan and lease losses to period-end loans	1.14%	1.30%	1.18%
Allowance for loan and lease losses to nonperforming loans	614.86%	330.47%	579.94%
Allowance for loan and lease losses to nonperforming assets	614.86%	329.53%	579.94%
Net loan charge-offs	$1 (3)	$353 (4)	$2,712 (5)

(1)	Annualized net income, excluding core deposit intangible asset amortization, divided by average daily shareholders’ equity, excluding average goodwill and average core deposit intangible asset.
(2)	Noninterest expense divided by the sum of net interest income and noninterest income on a tax equivalent basis, excluding gain/loss on sale of investment securities, net cost (gain) of OREO and mark-to-market adjustments of interest rate floor instruments.

(3)	For the three months ended March 31, 2007.
(4)	For the three months ended March 31, 2006.
(5)	For the twelve months ended December 31, 2006.

FINANCIAL STATISTICS
Columbia Banking System, Inc.	Period End
Unaudited	March 31,		December 31,
(in thousands)	2007	2006	2006
Loan Portfolio Composition
Commercial business	$673,583	$568,814	$608,636
Leases	7,951	13,415	9,263
Real Estate:
One-to-four family residential	47,876	71,249	51,277
Five or more family residential and commercial	691,758	658,642	687,635

Total Real Estate	739,634	729,891	738,912
Real Estate Construction:
One-to-four family residential	139,806	38,767	92,124
Five or more family residential and commercial	128,728	101,916	115,185

Total Real Estate Construction	268,534	140,683	207,309
Consumer	147,435	144,674	147,782

Subtotal loans	1,837,137	1,597,477	1,711,902
Less: Deferred loan fees	(3,285)	(2,215)	(2,940)

Total loans	$1,833,852	$1,595,262	$1,708,962

Loans held for sale	$2,999	$1,737	$933

Deposit Composition
Demand and other noninterest bearing	$447,052	$448,664	$432,293
Interest bearing demand	430,967	350,081	414,198
Money market	530,542	535,681	516,415
Savings	110,236	120,965	110,795
Certificates of deposit	562,229	534,972	549,650

Total deposits	$2,081,026	$1,990,363	$2,023,351

QUARTERLY FINANCIAL STATISTICS
Columbia Banking System, Inc.	Three Months Ended
Unaudited	Mar 31	Dec 31	Sept 30	Jun 30	Mar 31
(in thousands, except per share amounts)	2007	2006	2006	2006	2006
Earnings
Net interest income	$24,703	$24,750	$24,405	$24,302	$24,306
Provision for loan and lease losses	$638	$950	$650	$250	$215
Noninterest income	$6,177	$6,324	$6,108	$6,267	$5,973
Noninterest expense	$20,402	$18,560	$18,098	$21,136	$18,340
Net income	$7,283	$8,341	$8,335	$7,239	$8,188
Per Share
Net income [basic]	$0.45	$0.52	$0.52	$0.45	$0.52
Net income [diluted]	$0.45	$0.52	$0.52	$0.45	$0.51
Averages
Total assets	$2,586,025	$2,517,836	$2,504,371	$2,480,585	$2,388,680
Interest-earning assets	$2,392,372	$2,310,502	$2,290,351	$2,268,259	$2,190,872
Loans	$1,765,692	$1,688,600	$1,647,471	$1,613,253	$1,567,615
Securities	$597,952	$602,075	$627,821	$645,343	$619,428
Deposits	$2,001,136	$2,024,108	$1,975,103	$1,949,608	$1,955,851
Core deposits	$1,444,210	$1,459,281	$1,433,641	$1,414,455	$1,425,442
Shareholders’ Equity	$256,292	$249,202	$238,272	$232,614	$231,080
Financial Ratios
Return on average assets	1.14%	1.31%	1.32%	1.17%	1.39%
Return on average equity	11.52%	13.28%	13.88%	12.48%	14.37%
Return on average tangible equity	13.38%	15.49%	16.32%	14.77%	17.00%
Average equity to average assets	9.91%	9.90%	9.51%	9.38%	9.67%
Net interest margin	4.37%	4.43%	4.41%	4.47%	4.65%
Efficiency ratio (tax equivalent)	63.39%	57.41%	58.81%	60.97%	58.64%
Period end
Total assets	$2,676,204	$2,553,131	$2,507,450	$2,544,598	$2,460,453
Loans	$1,833,852	$1,708,962	$1,655,809	$1,625,255	$1,595,262
Allowance for loan and lease losses	$20,819	$20,182	$20,926	$20,990	$20,691
Securities	$599,306	$605,133	$611,497	$650,955	$634,620
Deposits	$2,081,026	$2,023,351	$2,020,065	$1,962,748	$1,990,363
Core deposits	$1,518,797	$1,473,701	$1,460,634	$1,418,313	$1,455,390
Shareholders’ equity	$261,329	$252,347	$245,801	$232,241	$231,137
Book value per share	$16.17	$15.71	$15.32	$14.49	$14.47
Tangible book value per share	$14.16	$13.68	$13.27	$12.44	$12.41
Nonperforming assets
Nonaccrual loans	$2,580	$2,414	$4,101	$4,575	$5,115
Restructured loans	806	1,066	804	1,197	1,146
Personal property owned	—	—	—	—	—
Real estate owned	—	—	—	—	18

Total nonperforming assets	$3,386	$3,480	$4,905	$5,772	$6,279

Nonperforming loans to period-end loans	0.18%	0.20%	0.30%	0.36%	0.39%
Nonperforming assets to period-end assets	0.13%	0.14%	0.20%	0.23%	0.26%
Allowance for loan and lease losses to period-end loans	1.14%	1.18%	1.26%	1.29%	1.30%
Allowance for loan and lease losses to nonperforming loans	614.86%	579.94%	426.63%	363.65%	330.47%
Allowance for loan and lease losses to nonperforming assets	614.86%	579.94%	426.63%	363.65%	329.53%
Net loan charge-offs (recoveries)	$1	$1,694	$714	$(49)	$353

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

Columbia Banking System, Inc.

(Unaudited)	Three Months Ended March 31,
(in thousands except per share)	2007	2006
Interest Income
Loans	$34,030	$28,644
Taxable securities	4,774	4,958
Tax-exempt securities	1,960	1,427
Dividends on Federal Home Loan Bank stock	11	—
Federal funds sold and deposits with banks	371	40

Total interest income	41,146	35,069
Interest Expense
Deposits	12,159	8,491
Federal Home Loan Bank advances	3,179	1,768
Long-term obligations	507	459
Other borrowings	598	45

Total interest expense	16,443	10,763

Net Interest Income	24,703	24,306
Provision for loan and lease losses	638	215

Net interest income after provision for loan and lease losses	24,065	24,091
Noninterest Income
Service charges and other fees	2,959	2,834
Mortgage banking	127	147
Merchant services fees	1,969	2,038
Gain on sale of investment securities, net	—	10
Bank owned life insurance (“BOLI”)	426	399
Other	696	545

Total noninterest income	6,177	5,973
Noninterest Expense
Compensation and employee benefits	11,358	9,669
Occupancy	2,837	2,648
Merchant processing	823	784
Advertising and promotion	547	652
Data processing	567	800
Legal & professional services	823	230
Taxes, licenses & fees	613	596
Other	2,834	2,961

Total noninterest expense	20,402	18,340

Income before income taxes	9,840	11,724
Provision for income taxes	2,557	3,536

Net Income	$7,283	$8,188

Net income per common share:
Basic	$0.45	$0.52
Diluted	$0.45	$0.51
Dividend paid per common share	$0.15	$0.13
Average number of common shares outstanding	16,104	15,860
Average number of diluted common shares outstanding	16,262	16,101

CONSOLIDATED CONDENSED BALANCE SHEETS
Columbia Banking System, Inc.
(Unaudited)			March 31, 2007	December 31, 2006
(in thousands)
Assets
Cash and due from banks			$65,496	$76,365
Interest-earning deposits with banks			15,804	13,979
Federal funds sold			26,250	14,000

Total cash and cash equivalents			107,550	104,344
Securities available for sale at fair value (amortized cost of $588,824 and $598,703 respectively)			587,281	592,858
Securities held to maturity at cost (fair value of $1,620 and $1,871 respectively)			1,572	1,822
Federal Home Loan Bank stock at cost			10,453	10,453
Loans held for sale			2,999	933
Loans, net of unearned income of ($3,285) and ($2,940), respectively			1,833,852	1,708,962
Less: allowance for loan and lease losses			20,819	20,182

Loans, net			1,813,033	1,688,780
Interest receivable			13,837	12,549
Premises and equipment, net			44,152	44,635
Goodwill			29,723	29,723
Other assets			65,604	67,034

Total Assets			$2,676,204	$2,553,131

Liabilities and Shareholders’ Equity
Deposits:
Noninterest-bearing			$447,052	$432,293
Interest-bearing			1,633,974	1,591,058

Total deposits			2,081,026	2,023,351
Short-term borrowings:
Federal Home Loan Bank advances			212,700	205,800
Securities sold under agreements to repurchase			70,000	20,000
Other borrowings			344	198

Total short-term borrowings			283,044	225,998
Long-term subordinated debt			22,395	22,378
Other liabilities			28,410	29,057

Total liabilities			2,414,875	2,300,784
Shareholders’ equity:
Preferred stock (no par value)
Authorized, 2 million shares; none outstanding			—	—
	March 31, 2007	December 31, 2006

Common stock (no par value)
Authorized shares	63,034	63,034
Issued and outstanding	16,157	16,060	168,033	166,763
Retained earnings			93,904	89,037
Accumulated other comprehensive loss			(608)	(3,453)

Total shareholders’ equity			261,329	252,347
Total Liabilities and Shareholders’ Equity			$2,676,204	$2,553,131